UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2021
Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	001-01373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(262) 636-1200

(Former name or former address, if changed since last report.)	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.625 par value	MOD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230 .40 5 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2021, Modine Manufacturing Company (the “Company”) entered into (i) an Amendment No. 2 to Fourth Amended and Restated Credit Agreement among the Company, Airedale International Air Conditioning Limited (together with the Company, the “Borrowers”), the institutions party thereto as lenders and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) (the “Second Amendment”), pursuant to which the Company amended that certain Fourth Amended and Restated Credit Agreement dated as of June 28, 2019 (as previously amended by an Amendment No. 1 dated as of May 19, 2020, “Existing Credit Agreement”; as amended by the Second Amendment, the “Credit Agreement”) among the Borrowers, the other subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and the Administrative Agent and (ii) a Third Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement (the “Third Amendment”; together with the Second Amendment, the “Amendments”) among the Company, PGIM, Inc. (“Prudential”) and the existing noteholders, pursuant to which the Company amended that certain Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of August 6, 2019 (as previously amended by a First Amendment dated as of January 31, 2020 and a Second Amendment dated as of May 19, 2020, the “Existing Note Purchase Agreement”; as amended by the Third Amendment, the “Note Purchase Agreement”) among the Company, Prudential and the existing noteholders, in each case as further detailed below.

Among other changes, the Amendments revise the net leverage covenant in the Existing Credit Agreement and the Existing Note Purchase Agreement to limit the ratio of (i) the Company’s consolidated total debt, subject to certain adjustments, on the last day of any fiscal quarter to (ii) the Company’s consolidated net income before interest, taxes, depreciation and amortization, subject to certain adjustments (“EBITDA”), for the four consecutive fiscal quarters then ended, to 3.25 to 1.00 for each fiscal quarter.  The Company may still elect to increase temporarily the maximum permitted net leverage ratio in connection with certain material acquisitions to up to 3.75 to 1.00 under each of the Credit Agreement and the Note Purchase Agreement.

Furthermore, the Amendments amend the Existing Credit Agreement and the Existing Note Purchase Agreement to, among other things:

modify the general basket permitting restricted payments to (i) $20,000,000 where the net leverage ratio is greater than or equal to 3.00 to 1.00 and (ii) no limit where the net leverage ratio is less than 3.00 to 1.00, modify the general basket permitting investments and acquisitions in any fiscal year to (i) the greater of $75,000,000 and 5.0% of consolidated total assets and (ii) no limit where the net leverage ratio is less than or equal to 3.00 to 1.00, and eliminate the $80,000,000 cap on the maximum amount of unrestricted cash that may be deducted from calculation of the net leverage ratio.

Moreover, the Second Amendment amends the Existing Credit Agreement to, among other things:

reduce the base rate floor to 1.00%,

eliminate a condition to each extension of credit occurring prior to the commencement of the fiscal quarter ending March 31, 2022 that required the consolidated cash and cash equivalents of the Company and its subsidiaries to be equal to or less than $100,000,000, and  permit liens securing indebtedness in an aggregate amount outstanding of no more than the greater of $45,000,000 and 3.0% of the Company’s consolidated tangible assets.

Additionally, the Third Amendment amends the Existing Note Purchase Agreement to, among other things, eliminate certain leverage fees other than the existing quarterly excess leverage fee payable on the outstanding daily average principal amount of a holder’s note(s) of (i) 0.50% per annum if the Company’s net leverage ratio calculated without adding back certain restructuring charges in connection with the exit of the automotive business segment in the calculation of EBITDA (the “Adjusted Net Leverage Ratio”) is greater than 3.25 to 1.00 as of the last day of each applicable fiscal quarter, and (ii) 0.75% per annum if the Company’s Adjusted Net Leverage Ratio is greater than 3.75 to 1.00 as of the last day of each applicable fiscal quarter.

The foregoing descriptions of the Second Amendment and the Third Amendment do not purport to be complete and each such description is qualified in its entirety by reference to the full text of such agreements. Copies of the Second Amendment and the Third Amendment are filed herewith as Exhibits 4.1 and 4.2, respectively, and each is incorporated herein by reference. In the ordinary course of business, certain of the agents and/or lenders under the Credit Agreement and the Note Purchase Agreement and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to the Company and/or one or more of its subsidiaries for which they have received, and may in the future receive, compensation.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 2 to Fourth Amended and Restated Credit Agreement dated as of May 18, 2021
4.2	Third Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 18, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2021

MODINE MANUFACTURING COMPANY

By:	/s/ Sylvia A. Stein
Sylvia A. Stein
Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer